EXHIBIT 3.1

             AGREEMENT OF SHARE EXCHANGE WITH I.C.C.




          Exhibit 3.1


                   AGREEMENT OF SHARE EXCHANGE

    THIS AGREEMENT OF SHARE EXCHANGE (the "Agreement") is dated July
26 2002 2002) and is by and between Med Gen, Inc., a Nevada corporation (the "Company"), International Chemical Corp. dba Innovative Chemical Corporation) 711 Northland, Inc., both New York corporations, Mount Vernon Properties, LLC, a New York limited liability company and Gary Robinson (the "Shareholder".)

                           RECITALS:

A. International Chemical Corp. is engaged in the wholesale chemical blending and packaging business; 711 Northland, Inc. and Mount Vernon Properties, LLC. own certain real property occupied by International Chemical Corp. International Chemical Corp., 711 Northland, Inc. and Mount Vernon Properties, LLC, for purposes of this Agreement, shall collectively be referred to as "Innovative Chemical" unless otherwise noted.

B. Robinson owns all of the outstanding shares and/or membership interests of International Chemical Corp., 711 Northland, Inc., and all the outstanding membership interests of Mount Vernon Properties, LLC. The shares and membership interests, for purposes of this Agreement, shall collectively be referred to as the "Innovative Chemical Shares" unless otherwise noted.

C.  The Company is a public company, required to file reports under
Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act") with the Securities and Exchange Commission (the "SEC");

D. The Company desires to acquire all of the Innovative Chemical Shares, and the Shareholder desires to exchange all of the Innovative Chemical Shares for shares of voting common stock of the Company, in a transaction that qualifies under Section 368(a) (l)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  EXCHANGE OF THE SHARES AND CONSIDERATION

    1.01. Shares Being Exchanged. Effective at the closing of this Agreement (the "Closing"), and subject to the terms and conditions of this Agreement, the Shareholder shall assign, transfer and deliver to the Company all of the Innovative Chemical Shares which he owns.

    1.02 Consideration. Subject to the terms and conditions of this Agreement, and in

          Exhibit 3.1


consideration of the assignment and delivery of Innovative Chemical Shares to the Company, the Company shall at Closing

         1.02(a) issue to the Shareholder $2,000,000.00 in shares of common stock of the Company, $.00l par value per share
    (the "Company Shares") at the Companies' stock value at Closing, after taking into account the reverse split described in Paragraph 8.03.

         1.02(b) issue to the Shareholder a promissory note (the "Note") in the amount of $2,000,000.00. The Note shall be amortized in equal monthly installments over a 15 year period and shall carry interest on unpaid balances at the rate of 8% per annum.

         1.02(c) pay to the Shareholder the amount of $3,000,000.00

         1.02(d) allocation of the price among the Companies as follows:

Companies                              Stock           Cash      Promissory Notes   Allocation

a) Innovative Chemical Corp            2,000,000    $1,000,000      $1,000,000      $4,000,000
b) 711 Northland Avenue Inc.                        $1,000,000                      $1,000,000
c) Mount Vernon Properties, LLC                     $1,000,000      $1,000,000      $2,000,000

TOTAL                                  2,000,000    $3,000,000      $2,000,000      $7,000,000
                                                                                    (Purchase Price)

         1.02(e) provide to Shareholder a first mortgage lien on the real property located at 55 Woodridge Drive, Amherst, New York until the Notes have been paid or Shareholder has exchanged Notes for shares as provided herein.

         1.02(f) the Note shall be convertible in full or in part to common stock of the Company. The time of any conversion shall be mutually agreed upon from time to time by the Parties hereto. The price of the stock when the Note is converted shall be the averag price of the stock as reported for the five previous business days prior to the date that the Note is converted. By way of example, if the entire Note is converted, and the aforementioned price is $5.00 per share, the noteholder shall receive 400,000 shares; if the aforementioned price is $10.00 per share, the noteholder shall receive 200,000 shares. Notwithstanding, the holder of the Note shall not be required to convert the Note to common stock of the Company during the term of the Note.

    1.03. Closing. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place as hereinafter set forth in Paragraph 8.01.

    1.04. Deliveries. At the Closing, the parties are delivering the following documents:

           1.04(a). The items and documents set forth in Sections 1.01 and 1.02.

          Exhibit 3.1


           1.04(b). The Company shall deliver the resignations of Paul Mitchell as President and Paul Kravitz as Chief Executive Officer. The Company shall also deliver a board resolution electing the Shareholder and a designee of Shareholder's choosing to the Board of Directors of the Company. The Company shall deliver a board resolution naming Shareholder as President of the Company and Paul Mitchell as Chief Executive Officer. Paul Kravitz will retain the position of Chairman of the Board.

          1.04(c) Employment agreements between the Company and Paul Mitchell, Paul Kravitz and the Shareholder.

1.05. Filings. Following the Closing, the Company shall file the following documents, if required:

          1.05(a). A Current Report on Form 8-K with the SEC, reporting the transactions set forth in this Agreement, any change of auditors, or other events required to be reported in such report.

          1.05(b). A Form 3 report of beneficial ownership with the U.S. Securities and Exchange Commission with respect to each director, executive officer or greater than 10% holder of Company Shares, signed by such director, executive officer or shareholder, as the case may be.

          1.05(c). A Schedule 13D with the U.S. Securities and Exchange Commission for each person who is required to file such form as a result of obtaining greater than 5% beneficial ownership of the Company's Common Stock as a result of the transactions contemplated by this Agreement.


II. REPRESENTATIONS AND WARRANTIES OF INNOVATIVE CHEMICAL AND THE
    SHAREHOLDER

    Innovative Chemical and the Shareholder represent and warrant to the Company as follows, as of the date of this Agreement and as of the
Closing:

    2.01.  Organization.

         2.01(a). Innovative Chemical is a corporation duly organized, validly existing and in good standing under the laws of New York; Innovative Chemical has the corporate power and authority to carry on its business as presently conducted; and Innovative Chemical is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

          Exhibit 3.1

    2.02.  Capitalization.

         2.02(a). The authorized capital stock and the issued and outstanding shares of Innovative Chemical is as set forth on
    Exhibit 2.02(a). All of the issued and outstanding shares of Innovative Chemical are duly authorized, validly issued, fully paid and nonassessable.

         2.02(b). Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of Innovative Chemical.

    2.03. Subsidiaries and Investments. Innovative Chemical does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in Exhibit 2.03 hereto. Shareholder, in addition to his interest in International Chemical Corp., 711 Northland, Inc. and Mount Vernon Properties, LLC, owns capital stock and interests in corporations, partnerships and other forms of business organizations that are non-public companies as set forth on Exhibit 2.03.

    2.04. Financial Statements. The audited financial statements of Innovative Chemical for the years ended March 3 1, 2000, 2001 and 2002 (the "Financial Statements") present fairly the financial position and results of operations of Innovative Chemical, on a consistent basis. The financial records of Innovative Chemical are of such a character and quality that an unqualified (except as to going concern) audit of the Innovative Chemical Financial Statements may be performed within 75 days of the Closing.

    2.05.  No Undisclosed Liabilities. Other than as described in
Exhibit 2.05 attached hereto, Innovative Chemical is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

    2.06. Absence of Material Changes. Since March 25, 2002, except as described in any Exhibit attached hereto or as required or permitted under this Agreement, there has not been:

    2.06(a). any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Innovative Chemical, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

    2.06(b). any redemption, purchase or other acquisition of any shares of the capital stock of Innovative Chemical, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Innovative Chemical relating to their authorized or issued capital stock; or

    2.06(c). any change or amendment to the Articles of Incorporation of Innovative Chemical.

          Exhibit 3.1


    2.07. Litigation. Except as set forth in Exhibit 2.07 attached hereto, there is no litigation, proceeding or investigation pending or threatened against Innovative Chemical affecting any of its properties or assets against any officer, director, or stockholder of Innovative Chemical that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Innovative Chemical or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

    2.08. Title To Assets. Innovative Chemical has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in Exhibit 2.08 attached hereto or any other Exhibit.

    2.09. Transactions with Affiliates, Directors and Shareholder. Except as set forth in Exhibit 2.09 attached hereto, there are and have been no contracts, agreements, arrangements or other transactions between Innovative Chemical, and any officer, director, or stockholder of Innovative Chemical, or any corporation or other entity controlled by the Shareholder, a member of the Shareholder's families, or any affiliate of the Shareholder.

    2.10. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of; or constitute a default under, the Articles of Incorporation or Bylaws of Innovative Chemical, or any agreement, contract or instrument to which Innovative Chemical is a party or by which it or any of its assets are bound.

    2.11. Disclosure. To the actual knowledge of Innovative Chemical, neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of Innovative Chemical in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

    2.12. Authority. Innovative Chemical has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Innovative Chemical and no other corporate proceedings on the part of Innovative Chemical are necessary to authorize this Agreement and the transactions contemplated hereby.


III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Innovative Chemical and to the Shareholder as follows, as of the date of this Agreement and as of the Closing:

          Exhibit 3.1


    3.01.  Organization.

    3.01(a). The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

    3.01(b). The copies of the Certificate of Incorporation, of the Company, as certified by the Secretary of State of Nevada, and the Bylaws of the Company are complete and correct copies of the Certificate of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and Shareholder of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to Innovative Chemical that have not also been delivered to Innovative Chemical.

    3.02 Capitalization of the Company. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.001 per share, of which 10,277,206 shares are outstanding, and 5,000,000 shares of preferred stock, 350,000 shares of which are outstanding. All outstanding shares are duly authorized, validly issued) fully paid and non-assessable.

    3.03 Subsidiaries and Investments. The Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.

    3.04. Authority. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

    3.05. No Undisclosed Liabilities. Other than as described in Exhibit
3.05 attached hereto, the Company is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

    3.06. Litigation. There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

          Exhibit 3.1


    3.07. Title To Assets. The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company's financial statements or on any Exhibits attached hereto.

   3.08. Contracts and Undertakings. Exhibit 3.08 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which the Company is a party or by which it or its property is bound. Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in lull force and effect. The Company is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the Company, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is a party is in default thereunder nor, to the knowledge of the Comp any, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

    3.09. Underlying Documents. Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have been made available to Innovative Chemical and are complete and correct and include all amendments, supplements or modifications thereto.

    3.10. Transactions with Affiliates, Directors and Shareholder. Except as set forth in Exhibit 3.10 hereto, there are and have been no contracts, agreements, arrangements or other transactions between the Company, and any officer, director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

    3.11. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of; or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

    3.12. Disclosure. To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to Innovative Chemical and the Shareholder by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

          Exhibit 3.1


    3.13. Financial Statements. The financial statements of the Company set forth in its Form 10-KSB for the year ended September 30, 2001 and subsequent filings with the SEC present fairly the financial position and results of operations of the Company, on a consistent basis.

    3.14. Absence of material Changes. Since March 30, 2002, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

         3.14(a). any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

         3.14(b). any redemption, purchase or other acquisition of any shares of the capital stock of Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Innovative Chemical relating to their authorized or issued capital stock.

         3.14(c). any amendment to the Certificate of Incorporation of Company.

IV. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

    4.01 All representations, warranties and covenants of the Company and Innovative Chemical contained herein shall survive the consummation of the transactions contemplated herein and remain in lull force and effect.

V.  CONDITIONS TO CLOSING

    5.01. Conditions to Obligation of Innovative Chemical. The obligations of Innovative Chemical under this Agreement shall be subject to each of the following conditions:

         5.01(a). The representations and warranties of Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

         5.01(b). No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

         5.01(c). All statutory requirements for the valid consummation by Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order

          Exhibit 3.1

    to permit consummation by Company of the transactions contemplated by this Agreement shall have been obtained.

    5.02. Conditions to Obligations of Company. The obligation of Company under this Agreement shall be subject to the following conditions:

         5.02(a). The representations and warranties of Innovative Chemical herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Innovative Chemical shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

         5.02(b). No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

         5.02(c). All statutory requirements for the valid consummation by Innovative Chemical of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Innovative Chemical of the transactions contemplated by this Agreement shall have been obtained.

VI. REPORTING REQUIREMENTS

    6.01. The Company shall file all reports required by Section 13 of the Securities Exchange Act of 1934 and shall maintain its books and records in accordance with Sections 12 and 13 thereof. The parties agree that the failure of the Company to make such filings with the Securities and Exchange Commission shall constitute a material breach of this Agreement.

VII. MISCELLANEOUS

    7.01. Finder's Fees, Investment Banking Fees. Neither Innovative Chemical nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

    7.02. Tax Treatment. The transaction contemplated hereby is intended to qualify as a so called "tax-free" reorganization under the provisions of
Section 368 of the Internal Revenue Code and FASB 141/142 with respect to the identification and valuation of intangible assets. The Company and Innovative Chemical acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation

          Exhibit 3.1


or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

    7.03. Further Assurances. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

    7.04. Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto. Neither party may assign this Agreement without the written consent of the other party.

    7.05. Entire Agreement, Amendments. This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof; contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

    7.06. Headings, Etc. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

    7.07. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

    7.08. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    7.09. Governing Law. This Agreement shall be governed by the laws of the State of Florida (excluding conflicts of laws principles) applicable to contracts to be performed in the State of Florida.

    7.10 Compliance with Securities Laws. The parties will to the best of their ability comply with the Securities Act of 1933, the Securities Exchange Act of 1934 and applicable state securities

          Exhibit 3.1


laws for undertaking described herein.

VIII.  ADDITIONAL PROVISIONS

    8.01. Raising of Funds. It is the understanding of the parties that among other things, this transaction is contingent upon completion of an offering of shares of common stock of the Company by filing a registration statement on Form SB-2 with the SEC. If at least a net of$12,000,000.00 is not raised in this offering on or before November 29, 2002, or on or before a date agreed upon by the Parties hereto, no share exchange will take place and no party shall have any further liability or obligation to any other party herein. In the event that at least a net of $12,000,000.00 is raised hereunder, within thirty days after such funds are raised, the share exchange will take place, the funds will be disbursed by the escrow agent to the Company and the required documents will be filed with the SEC and the National Association of Securities Dealers. The number of shares to be sold and the offering price per share for the offering will be determined by the Company.

    8.02. Use of Proceeds. The proceeds received by the Company from the offering described in Paragraph 8.01 will be used, in part, as follows:

         8.02(a). to satisfy' a mortgage in the approximate amount of $1,400,000.00 of Innovative Chemical;

         8.02(b). to pay off a line of credit in the approximate amount of $800,000.00 of Innovative Chemical; and

         8.02(c). to pay off a term loan in the approximate amount of $800,000.00 of Innovative Chemical.

The balance of the funds raised will be used approximately as follows, and subject to the agreement of the Company and the Shareholder:

         8.02(d). advertising - $2, 000,000.00;

         8.02(e). repayment of accounts payable - $1,000,000.00;

         8.02(f). renovation of real property of Innovative Chemical and new equipment acquisition - $500,000.00;

         8.02(g). new product development - $1,000,000.00;

         8.02(h). general and administrative - $1,000,000.00.

         8.02(i). Acquisition of warehouse - $500,000.00

          Exhibit 3.1


All amounts are approximate as of the date that this Agreement is executed. The intent of the parties is to satisfy, in addition to the above, any and all secured debt on which the Shareholder is liable.

    8.03. Reverse Split. The Company intends to have a selling price of at least $5.00 per share upon the closing of the transaction contemplated herein. Therefore, upon closing, the Company shall effect a reverse split of its stock in order to accomplish this.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

Med Gen, Inc.                            International Chemical Corp.


By:   /s/Paul Mitchell                   By: /s/Gary Robinson
   ----------------------------             ----------------------------
   Name  Paul Mitchell, Pres                Name: Gary Robinson
   Title   President                        Title: President



                                         711 Northland, Inc.


                                         By:   /s/Gary Robinson

                                            ----------------------------
                                            Name: Gary Robinson
                                            Title: President


                                         Mount Vernon Properties, LLC


                                         By:   /s/Gary Robinson

                                            ----------------------------
                                            Name: Gary Robinson
                                            Title: President


                                            /s/Gary Robinson
                                         -------------------------------
                                          Gary Robinson, Individually

          Exhibit 3.1

                           Exhibit 2.02(a)
                           ---------------

100 Shares of Common Stock owned by Gary Robinson

100 Shares of Common Stock on the books as Treasury Stock

60 Shares of Series One Preferred Stock were authorized but never issued



          Exhibit 3.1

                           Exhibit 2.02(b)
                           ---------------


                               NONE

          Exhibit 3.1


                            Exhibit 2.03
                            ------------

 List of other entities in which Gary Robinson has an ownership interest
 -----------------------------------------------------------------------

Spectrum Research

Nexstar Holdings, Inc.

Phase II Marketing, Inc. dba Speciality Products

Cataract Sports & Entertainment Group

Power Up Manufacturing, Inc.

Media Products (Owned by Nexstar)


          Exhibit 3.1

                              Exhibit 2.05
                              ------------

      Contracts, agreements and leases to which Innovative is a party
      ---------------------------------------------------------------

Various automobile leases

Agreement between Innovative and Automotive International, Inc.

Agreement between Innovative and Perrin Nissan, Inc.

Agreement between Innovative and Nexstar Holdings, Inc.

Agreement between Innovative and Leather CPR

Agreement between Innovative and Turco

Agreement between Innovative and Dr. Shatkin


          Exhibit 3.1

                             Exhibit 2.06
                             ------------

                                 NONE


          Exhibit 3.1


                            Exhibit 2.07
                            ------------
              List of litigation and investigations
              -------------------------------------

Various customer complaints and suits regarding manufactured hair removal products.

Dept. of Environmental Conservation matter re: Removal of drums from the Buffalo plant and other possible violations at Buffalo plant.

EEOC complaint alleging discriminatory hiring.



          Exhibit 3.1



                             Exhibit 2.08
                             ------------
  Exceptions to Innovative Chemical Corp. having clear title to any assets
  ------------------------------------------------------------------------

  HSBC Bank - operating line of credit securing accounts receivable and inventories

  HSBC Bank - term loan securing certain equipment

  HSBC Bank - bank mortgage on 55 Woodridge Drive



          Exhibit 3.1

                             Exhibit 2.09
                             ------------
              Transactions with affiliates and directors
              ------------------------------------------

Loan payable from Innovative to Gary Robinson

Monthly rent paid to 711 Northland, Inc.

Monthly rent paid to Mt. Vernon Properties, Inc.

Monthly commissions paid to Nextar Holdings, Inc.

Various sales to Phase II Marketing, Inc. dba Speciality Products

Various sales made to Media Products


          Exhibit 3.1

                           3.01: Organization
                           ------------------

    *   Certificate of Good Standing

    *   Authority to do Business in Florida

    *   Corporate Charter and Articles of Incorporation


          Exhibit 3.1


                          3.02: Capitalization
                          --------------------

    *   Authorized Shares ---- 50 million

    *   List of Shareholders


          Exhibit 3.1


                  3.02: Subsidiaries and Investments
                  ----------------------------------

None


          Exhibit 3.1

                           3.04: Authority
                           ---------------


    *   Company Bylaws



          Exhibit 3.1


                      3.05: Undisclosed Liabilities
                      -----------------------------

    *   None


          Exhibit 3.1


                       3.06: Undisclosed Litigation
                       ----------------------------

    *   None


          Exhibit 3.1

                         3.07: Title to Assets
                         ---------------------


Med Gen has title to all assets listed in its SEC-filed Financial
Statements



          Exhibit 3.1


                      3.08: Lease and Undertakings
                      ----------------------------

  Med Gen's Lease for its Corporate HQ plus List of Overseas Distributors



          Exhibit 3.1


                       3.09: Underlying Documents
                       --------------------------


    *   Med Gen's Corporate Minutes since January 2001



          Exhibit 3.1


    3.10: Transactions with Affiliates, Directors and Shareholders
    --------------------------------------------------------------


None


          Exhibit 3.1


                          3.11: No Conflict
                          -----------------

See Bylaws to confirm



          Exhibit 3.1


                           3.12: Disclosure
                           ----------------


See Corporate Minutes to confirm


          Exhibit 3.1


                       3.13: Financial Statements
                       --------------------------


Annual 10-KSB filing with the SEC and 10-QSB quarterly filing with the SEC



          Exhibit 3.1